Exhibit 99.1

Foundation Medicine Announces 2017 First Quarter Results and Recent Highlights

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 9, 2017--Foundation Medicine, Inc. (NASDAQ:FMI) today reported financial and operating results for its first quarter ended March 31, 2017. Results and business highlights for the quarter included:

  Reported 13,933 clinical tests in the first quarter, 55% year-over-year growth;
  Reported first quarter revenue of $26.3 million which included payment for FoundationOne® for patients with non-small cell lung cancer (NSCLC) under a Local Coverage Determination (LCD) by Palmetto GBA, the company’s Medicare Administrative Contractor in North Carolina;
  Announced a collaboration agreement with Bristol-Myers Squibb in the area of immuno-oncology (IO). BMS will leverage FMI’s molecular information platform to identify predictive biomarkers across multiple tumor types in patients enrolled in clinical trials investigating BMS’ cancer immunotherapies;
  Published 27 manuscripts in high-quality, peer-reviewed journals and delivered 37 podium and poster talks at various medical and scientific meetings; and,
  Increased FoundationCORE™, the company’s molecular information database, to more than 125,000 clinical cases.

“Foundation Medicine achieved several milestones this quarter that extend our leadership in molecular information, including strong growth in clinical volume, payment from Medicare and a collaboration with Bristol-Myers Squibb in the critical field of immuno-oncology,” said Troy Cox, chief executive officer of Foundation Medicine. “Importantly, we believe we are on track to achieve our 2017 business objectives, including advancing our universal companion diagnostic assay through the FDA and CMS parallel review process to a decision during the second half of this year.”

Foundation Medicine reported total revenue of $26.3 million in the first quarter of 2017, compared to $30.4 million in the first quarter of 2016. Total revenue declined year over year due to an expected decrease in first quarter biopharmaceutical revenue related to the timing of various research and development projects with its biopharma partners. Revenue from biopharmaceutical customers was $14.7 million in the first quarter of 2017 compared to $20.2 million in the first quarter of 2016. The results of 1,802 tests were reported to biopharmaceutical customers in this year’s first quarter.

Clinical revenue returned to year over year growth, partially driven by the receipt of Medicare payment for FoundationOne under Palmetto’s NSCLC LCD. Revenue from clinical testing in the first quarter of 2017 was $11.6 million, compared to $10.2 million in the first quarter of 2016.

The company reported 13,933 tests to clinicians in the first quarter of 2017, a 55% increase from the same quarter last year. This number includes 11,005 FoundationOne® tests, 1,284 FoundationOne® Heme tests, 1,355 FoundationACT® tests, and 289 FoundationFocus™ CDxBRCA tests.

Total operating expenses for the first quarter of 2017 were approximately $55.0 million compared with $36.5 million for the first quarter of 2016. The increase in operating expenses was partially driven by investments related to the development of the company’s universal companion diagnostic assay. Net loss was approximately $46.5 million in the first quarter of 2017, or a $1.31 loss per share. At March 31, 2017, the company held approximately $99.1 million in cash, cash equivalents and marketable securities.

2017 Outlook

Foundation Medicine’s business and financial outlook for 2017 remains unchanged:

  The company expects 2017 revenue will be in the range of $135 million to $145 million.
  The company expects to deliver between 53,000 and 56,000 clinical tests in 2017.
  The company expects operating expenses will be in the range of $205 million and $215 million.
  The company expects to advance its universal, pan-cancer companion diagnostic assay through the FDA and CMS Parallel Review process with a decision in the second half of 2017.
  The company expects to expand upon reimbursement progress made in 2016 and drive additional coverage decisions for its CGP assays.

Conference Call and Webcast Details

The company will conduct a conference call today, Tuesday, May 9th at 4:30 p.m. Eastern Time to discuss its financial performance for the 2017 first quarter and other business activities, including matters related to future performance. To access the conference call via phone, dial 1-855-420-0652 from the United States and Canada, or dial 1-484-365-2939 internationally, and for either number reference Foundation Medicine and provide the passcode 10842512. Dial in approximately ten minutes prior to the start of the call. The live, listen-only webcast of the conference call may be accessed by visiting the investors section of the company’s website at investors.foundationmedicine.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company's website for two weeks following the call.

About Foundation Medicine
Foundation Medicine (NASDAQ:FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient’s unique cancer. The company offers a full suite of comprehensive genomic profiling assays to identify the molecular alterations in a patient’s cancer and match them with relevant targeted therapies, immunotherapies and clinical trials. Foundation Medicine’s molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit http://www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine®, FoundationOne® and FoundationACT® are registered trademarks, and FoundationFocus™ and FoundationCORE™ are trademarks, of Foundation Medicine, Inc.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the value of the company’s business; the benefits of our products to physicians, biopharmaceutical companies, payers and patients in the treatment of cancer and personalized cancer care; the company’s financial and operational forecasts, including projections regarding the generation of revenue, the number of tests to be conducted, the incurrence of operating expenses and the expansion of reimbursement progress; the benefits provided by a FDA-approved and CMS-covered version of FoundationOne and progress with the Parallel Review process with FDA and CMS; the scope and timing of any approval of our universal companion diagnostic assay as a medical device by the FDA and any coverage decision by CMS; and strategies for achieving Medicare coverage decisions at the local or national level and new and expanded coverage from third-party payers. All such forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that the FDA does not approve our universal companion diagnostic assay as a medical device or that CMS does not decide to offer our universal companion diagnostic assay as a covered benefit under Medicare; the FDA or CMS is delayed in the completion of the Parallel Review process; the company's new facilities in North Carolina and Germany do not facilitate the company's ability to achieve it business objectives; the company's distribution partner outside the United States is not able to achieve market penetration in new and existing markets as quickly or as extensively as projected; Foundation Medicine's relationships with third-party or government payers do not increase or expand; Foundation Medicine is unable to sustain or grow relationships with biopharmaceutical partners; the company's revenue, test or operating expense projections may turn out to be inaccurate because of the preliminary nature of the forecasts; the company's expectations and beliefs regarding the future conduct and growth of the company's business are inaccurate; Foundation Medicine is unable to achieve profitability, to compete successfully, to manage its growth, or to develop its molecular information platform; and the risks described under the caption “Risk Factors” in Foundation Medicine’s Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the Securities and Exchange Commission, as well as other risks detailed in Foundation Medicine’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Foundation Medicine undertakes no duty to update this information unless required by law.

- Financial Tables to Follow -

FOUNDATION MEDICINE, INC. Condensed Consolidated Statements of Operations (In thousands, except share and per share data) (unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenue	$26,328	$30,378
Costs and expenses:
Cost of revenue	18,017	11,390
Selling and marketing	16,436	13,793
General and administrative	15,277	9,224
Research and development	23,285	13,456

Total costs and expenses	73,015	47,863

Loss from operations	(46,687)	(17,485)

Interest income (expense), net	90	178
Other income	144	—

Net loss	$(46,453)	$(17,307)

Net loss per common share applicable to common stockholders, basic and diluted	$(1.31)	$(0.50)

Weighted-average common shares outstanding, basic and diluted	35,426,296	34,537,007

FOUNDATION MEDICINE, INC. Condensed Consolidated Balance Sheets (In thousands) (unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$49,075	$63,617
Marketable securities	49,976	79,402
Accounts receivable, net	10,728	10,213
Inventory	10,349	10,438
Prepaid expenses and other current assets	5,338	5,251
Total current assets	125,466	168,921
Property and equipment, net	39,553	41,486
Restricted cash	1,395	1,395
Other assets	2,140	2,233
Total assets	$168,554	$214,035

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,427	$11,898
Accrued expenses and other current liabilities	19,240	20,578
Deferred revenue	2,278	5,851
Current portion of deferred rent	2,418	2,324
Total current liabilities	34,363	40,651
Other non-current liabilities	7,874	8,538
Total stockholders’ equity	126,317	164,846
Total liabilities and stockholders’ equity	$168,554	$214,035

CONTACT:
Foundation Medicine, Inc.
Media Contact:
Lee-Ann Murphy, 617-245-3077
pr@foundationmedicine.com
or
Investor Contact:
Kimberly Brown, 617-418-2215
ir@foundationmedicine.com